Exhibit 23.2

The Board of Directors of each of:

Burlington Resources Inc.;
Burlington Resources Capital I;
Burlington Resources Capital II; and
Burlington Resources Finance Company



We consent to the incorporation by reference in the registration statement on this Form S-4 of Burlington Resources Inc.; Burlington Resources Capital I; Burlington Resources Capital II; and Burlington Resources Finance Company of our report dated March 3, 2000 with respect to the consolidated income statement, retained earnings and cash flows of Burlington Resources Canada Ltd. for the year ended December 31, 1999 which report is filed as an exhibit to the Annual Report of Burlington Resources Inc. on Form 10-K for the year ended December 31, 2001 and the reference to our Firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
April 26, 2002